UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT,
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): March 24, 2011

CHYRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	001-09014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On March 24, 2011, Chyron Corporation (the "Company") entered into a Fourth Loan Modification Agreement (the "Fourth Loan Modification Agreement") with Silicon Valley Bank ("SVB") that is effective as of March 30, 2011. The Fourth Loan Modification Agreement modifies the Company's Loan and Security Agreement with SVB, dated June 19, 2008, as previously modified on April 16, 2009 (the "First Loan Modification Agreement"), on June 18, 2009 (the "Second Loan Modification Agreement") and March 24, 2010 (the “Third Loan Modification Agreement”), to extend the term of the Loan and Security Agreement from March 30, 2011 through March 29, 2012 (as so modified, the "Agreement"). The Agreement consists of a revolving line of credit (the "Revolving Line") in an amount not to exceed $1,500,000.

Under the Revolving Line, the Company may draw advances; secure outstanding letters of credit (including drawn but unreimbursed letters of credit); utilize the bank's cash management services, including merchant services, direct deposit of payroll, business credit card and check cashing services; and secure foreign exchange contracts, all in an amount not to exceed the lesser of $1,500,000 or an amount equal to 80% of eligible accounts receivable of the Company, as determined under the Agreement. Interest on advances under the Revolving Line shall accrue at a floating annual rate equal to the Silicon Valley Bank prime rate plus 1.75%, which interest is payable monthly. The Revolving Line terminates on March 29, 2012, when any advances, unpaid interest thereon and all other obligations relating to the Revolving Line are due and payable.

Borrowings under the Revolving Line are secured by a lien on all assets of the Company, excluding: (i) intellectual property, which the Company has agreed to not pledge to any other party except for certain permitted licensing arrangements; and (ii) any equipment whose purchase is financed by any other lender or lessor, solely to the extent the security agreement with such lender or lessor prohibits junior liens on such equipment, and only until the lien held by such lender or lessor is terminated or released with respect to such equipment.

The Agreement requires that the Company comply with two financial covenants. Under the first covenant, the Company must maintain an "adjusted quick ratio" of at least 1.5 to 1.0, to be tested as of the last day of each month. The "adjusted quick ratio," as defined in the Agreement, is a measure of the Company's (x) unrestricted cash plus net accounts receivable, divided by (y) current liabilities minus deferred revenue, where current liabilities are all liabilities that mature within one year plus all obligations and liabilities of the Company to SVB, without duplication. Under the second covenant, the Company must maintain a tangible net worth of at least $22,000,000, increasing by an amount equal to 60% of the sum of (i) the gross proceeds received by the Company from any sale of its equity or any incurrence of subordinated debt after March 31, 2010, and (ii) any positive quarterly net income earned by the Company during the Company's fiscal quarters ending after March 31, 2010. In addition to these financial covenants, the Agreement requires the Company to comply with various affirmative and negative financial and other covenants, including but not limited to restrictions on additional indebtedness, additional liens and sales of assets, and dividends, distributions or repurchases of common stock. Failure to comply with those covenants, or the occurrence of various events of default under the Agreement, may result in the acceleration of the Company's debt, if any, thereunder.

A copy of the Fourth Loan Modification Agreement is filed as Exhibit 10.1 to this Form 8-K, and the information contained therein is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information disclosed above in Item 1.01 "Entry into a Material Definitive Agreement" is hereby incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

10.1	Fourth Loan Modification Agreement between Silicon Valley Bank and Chyron Corporation dated March 24, 2011 and effective as of March 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRON CORPORATION

By:	/s/ Jerry Kieliszak
Name:	Jerry Kieliszak
Title:	Senior Vice President and
Chief Financial Officer

Date: March 25, 2011

Exhibit No.	Description

10.1	Fourth Loan Modification Agreement between Silicon Valley Bank and Chyron Corporation dated March 24, 2011 and effective as of March 30, 2011.